PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 19 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                            Dated July 29, 1999
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2002

                                 --------------

      We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2002) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

      We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

      We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:             HKD 400,000,000

Maturity Date:                August 16, 2002

Settlement Date
  (Original Issue Date):      August 16, 1999

Interest Accrual Date:        August 16, 1999

Issue Price:                  99.995%

Specified Currency:           Hong Kong dollars ("HKD")

Redemption Percentage
  at Maturity:                100%

Initial Redemption
  Percentage:                 N/A

Annual Redemption
  Percentage Reduction:       N/A

Optional Repayment Date(s):   N/A

Interest Rate:                7.715% per year, on an actual/365 day count basis

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Interest Payment Dates:       Each August 16, commencing August 16, 2000,
                              provided that if any such day (except the Maturity
                              Date) is not a Business Day, that Interest Payment
                              Date will be the next succeeding day that is a Business Day, unless that succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day.

Interest Payment Period:      Annual

Denominations:                HKD 100,000

Business Day:                 Hong Kong, New York and London

Common Code:                  10057841

ISIN:                         XS0100578417


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER